Exhibit 99.1

INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

Independent Bank Corp.
Second Quarter Earnings Conference Call
July 22, 2005

PARTICIPANTS:
Chris Oddleifson, President and CEO
Denis Sheahan, Chief Financial Officer
Barry Jensen, Finance Department
Rob Cozzone, Finance Department

PRESENTATION:

Operator

Greetings, ladies and gentlemen. And welcome to the Independent Bank Corp. Second Quarter Earnings Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer and Treasurer of Independent Bank Corp.

Thank you. Mr. Sheahan, you may begin.

Denis Sheahan - Independent Bank Corp. - CFO & Treasurer

Thank you, and good morning and thank you for joining us on the call. This morning’s agenda will include my review of the second quarter 2005 earnings release, comments by Chris Oddleifson, our Chief Executive Officer, and I will then provide earnings guidance for 2005, and we’ll end the call with a Q&A period.

With me on the call today are Chris Oddleifson, President and Chief Executive of Independent Bank Corp., and Barry Jensen and Rob Cozzone of our Finance Department.

Before I review our second quarter earnings release, I will read the cautionary statement.

This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

I’ll now review the earnings release. Independent Bank Corp. reported net income of $8 million, an increase of $1.4 million, or 21% for the quarter ended June 30, 2005, and net income of $16 million, an increase of $2.6 million, or 20%, for the six months ended June 30, 2005, as compared to the prior year periods.

This represents GAAP diluted earnings per share of $0.52 for the second quarter of ‘05 and $1.03 for the six-month period ending June 30, ‘05. Excluding securities gains and merger and acquisition expense from each period, diluted earnings per share on an adjusted basis improved to $0.51 and a dollar for the quarter and six-month periods ending June 30, ‘05, increases of 11% and 16% respectively from the $0.46 and $0.86 for the same periods last year.

I’ll now review balance sheet changes in the quarter, beginning with the securities portfolio. The securities decreased by $72 million in the second quarter, or almost 9%, due to the sale of $53 million in longer duration securities and the absence of reinvestment opportunities due to the flattening yield curve environment. Securities represented 25% of total assets at June 30, 2005, a significant decrease from 30% of assets a year ago.

Loans. The company’s loan portfolio showed another good quarter of good steady growth, particularly in commercial and home equity lending. Loans grew by $56 million or 3% in the second quarter of 2005, and $94 million or 5% for the first six months of ‘05. The growth for the quarter was contained in the following categories: Commercial loans grew by $25 million; residential, $7 million; home equity, $23 million; business banking, $3 million; and indirect auto declined by $5 million as the flattening yield curve has dampened indirect auto profitability. The majority loan production for the remainder of 2005 is expected to continue to be in the commercial lending and home equity lending categories.

Deposits grew by $10 million in the second quarter. Core deposits grew by $25 million, or 2%, and the time deposit category decreased by $15 million, due to the maturity of $20 million of brokered CDs. Total deposits grew by $89 million or 4% for the six-month period ended June 30, 2005.

Now the income statement. Net interest income, the net interest margin for the second quarter and year-to-date 2005 was 3.84%. This represents good stability in the net interest margin due to a lower securities portfolio and targeted growth in variable rate loan categories. Both commercial and home equity lending are the primary drivers of loan growth and we expect that to continue.

With prudent liability management, this positioning will lead to net interest margin expansion in the second half of the year as the Fed continues at its measured pace. Now, non-interest income. Excluding securities gains from both periods, non-interest income was essentially flat in the second quarter and year-to-date 2005 as compared to the same periods last year. When adjusted for securities gains as well as large unusual loan prepayment penalties, non-interest income improved by 5%. On a year-to-date basis service charges and deposits improved by 3% and investment management revenue improved by 14%, as assets under administration increased to $603 million. Mortgage banking income decreased by 5% on a year-to-date basis, and 32% for the second quarter of 2005, as production has been affected by overall market interest rate conditions.

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

The balance of the mortgage servicing asset was $3 million and loans serviced amounted to $363 million as of June 30, ‘05. Other non-interest income decreased by 390,000, or 21% on a year to date basis, primarily due to decreases in commercial loan prepayment fees.

Non-interest expense increased by 7.7% in the second quarter of ‘05 as compared to the prior year quarter, and 6% on a year-to-date basis.

Salaries and employee benefits increased by a little over $2 million, or 22%. And by $3 million or 14% for the three and six months ended June 30, 2005 as compared to the same periods in the prior year.

Salaries increased by almost $900,000, or a little over 11%, and by $1.3 million or 8% respectively, for the three and six months ended June 30, ‘05 compared to the same periods in ‘04. The acquisition of Falmouth Bancorp, two de novo branch locations, the annual merit program and select editions to staff to support strategic initiatives are the reasons for that variance. Accruals for incentive compensation increased by $1 million and $1.2 million for the three months and six-month periods ended June 30, ‘05 as compared to the same periods last year due to improved operating performance.

Occupancy and equipment-related expense increased by $388,000 or 18%, and almost $700,000 or 15% for the three and six months ended June 30, ‘05 compared to the same periods in the prior year, primarily due to the Falmouth Bancorp acquisition, de novo branches and snow removal expense in the first quarter of the year. Data processing and facilities management expenses decreased 162,000, or 14%. And $257,000 or 12% for the three and six months ended June 30, ‘05, compared to the same period in ‘04. As a result of a new data processing contract finalized in the latter part of ‘04. Other non-interest expenses decreased by $746,000 or 14%, and by $959,000 or 10% for the three and six months ended June 30, ‘05, due to lower telephone and consulting expense.

Asset quality continues to remain strong. The level of nonperforming assets, $2.1 million, continue to be a strong positive highlight for the company, representing just 0.07% of total assets and loan delinquencies as a percentage of loans outstanding represent a very manageable 0.50%.

The amounts of loan loss as a percentage of loans was 1.3% at June 30, ‘05. Net charge-offs for the quarter were $560,000, and $1.18 million year-to-date.

Now capital management. The company and the bank are well capitalized by all bank regulatory measures at June 30th, 2005. The company’s tangible equity to tangible assets ratio improved to 5.57% at June 30, 2005, and on an adjusted basis, to account for the deductibility of the majority of the company’s goodwill, adjusted tangible equity improved to 6.07 percent at June 30, ‘05. I’ll now turn the call over to Chris for his comments.

Chris Oddleifson - Independent Bank Corp. - President & CEO

Thank you, Denis. I’m very pleased with our overall performance delivering 52 cents per share this quarter, up from $0.45 per share in the second quarter of last year and $1.03 per share year to date up from $0.90 per share year-to-date from last year.

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

On an adjusted basis, I’m also very pleased we delivered $0.51 per share this quarter from $0.46 per share in the second quarter of last year and $1 per share year-to-date versus $0.86 year-to-date last year, an increase of 11% and 16% respectively.

As Denis will share with you later in the call, we continue to expect our quarterly earnings per share will increase during the year, leading to approximately $2.15 - $2.18 EPS for the entire year on a GAAP basis. This performance in a challenging rate environment is a result of good execution in our business unit and company strategies and speaks of control and improving balance sheet management. First, I’d like to share with you some key points about our businesses. Commercial banking, as you well know, is a key strength of the bank. And our commercial loan portfolio has grown 6% year-to-date. This strong performance is a result of a set of very seasoned experienced lenders who know the market well and who have solid relationships with our customers. This is coupled with very strong underwriting.

As Denis reviewed with you, our credit quality is very good. In the commercial lending divisions, we continue to have net recoveries, a trend that began more than six years ago. Our commercial lending has been enhanced by our community development entity created for our new market tax program. We have funded the CDE by $15 million, and we’re on track with the deployment of those assets. This has allowed us to expand our commercial relationships in new markets and use the program to support worthy business projects enhancing our development in our communities.

To better serve our branch-based business customers, typically smaller businesses, we created a new business banking division while making good progress in this area with the implementation of streamlined yet prudent underwriting processes for small business loans and lines, with the ability to decision a request in as little as four hours and close in the same day. On the deposit side our new streamlined business checking accounts are attracting new business relationships. In the first six months of 2005, our core business deposit relationships generated by commercial bankers, business development offices and branches have grown by just a little over 6%.

I’m very pleased with our branch banking strategy and the division’s performance. We have focused on increasing the effectiveness of the branch network in a variety of ways. First we continue to provide a relationship development and sales training for our staff. Managers provide coaching feedback to reinforce the training and improve skills. In the second quarter, a quarterly incentive program was introduced to reward all branch employees for meeting sales, service and operational goals. Every branch has goals in deposits, new accounts, loans, business calling and referrals to other service areas of the bank.

The retail areas developed new service standards with the goal of creating the best in class customer experience. Most of our branch staff are long-term employees who are deeply committed to our customers and community and the caring attitude of our staff is really what makes banking so enjoyable and friendly. In fact, as I’ve been traveling over the community the last few months talking to our customers both businesses and individuals, I’m frequently told that they find our staff to be positively different than what they find at the competition.

We’ve extended our branch hours across the network, including Sunday hours in busy retail markets, and started a number of branch appearance improvements. Our home equity portfolio has grown nicely to

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

$230 million, an increase of 18% over year-end. This is a result of our branch network, call center and a targeted direct mail program that’s rooted in an analysis-intensive test and learn approach.

Our investment management group has demonstrated good fee income growth as a result of solid assets under administration growth, which Denis mentioned has grown to slightly over $600 million. Our open architecture and asset allocation approach where our core product is complemented with institutional shares in mutual funds, as well as the excellent teaming of the referrals among the Rockland business unit is the basis for this growth. Our market sweet spot in this business is the clients who prefer personal service and financial planning provided by the staff and financial management group that are the same people that fall below the personalized thresholds of our larger competition.

While these increasing levels of performance require increased levels of human capital, we have a real focus on this, in addition to the intensive branch staff development work I mentioned earlier, there are two quick points I’d like to make. First of all, we are supporting our capability development with a new officer performance-based incentive program that is driven by overall company performance and includes meaningful leverage for individual performance, as well we’ve implemented individual producer plans in several areas of the bank. And as I’ve mentioned before on previous calls, we are successfully training mortgage loan officers who have solid sales experience but no mortgage experience. We’ve just graduated our third class and expect the fourth class to start in the fall.

Shifting gears somewhat, a key objective is to improve effectiveness with which we operate. Our work to integrate a number of systems, further realizing efficiency improvements and improve our customer experience as well. And these are on track. We are installing a new deposit origination system in branches by the end of the year. New integrated ATM system this quarter and an upgraded on line banking system by early next year. We’re upgrading the profitability system by the end of this year and we’ll have an anti-money laundering system by the end of the quarter. Later on-line we’ll have a mortgage decisioning engine. Year-to-date efficiency ratio is at 61.8% down from 65.2% year-to-date last year, and we’ll continue to seek improvements in our operating efficiencies. Now I’m encouraged by our progress and believe these indicated a very positive trend that is a result of our focus on satisfying our customers throughout our region. As a reminder, Rockland Trust is an established brand and has been since 1907, we have dominant market share in our primary county. Most importantly, interesting, with all the merger and acquisition activity in our region we find ourselves in an increasingly unique position. We’re large enough to have a full complement of product and services in our market that our retail small businesses and commercial customers would expect at a larger bank yet we’re small enough to be viewed as a community bank with a commitment to high top service with more convenience in our primary county than anybody else.

Before I conclude, I’d like to address three perhaps what we call hot topics. First of all, the biggest challenge we have, like most banks right now is generating deposits. Our strategy is to focus on growing core checking relationships with consumers and businesses. We have found great success when bank mergers occur by moving quickly with direct mail campaigns to attract disenfranchised customers. We’re also testing different marketing offers to attract new customers to the bank. Our strategy is simple: Provide an offer to get customers to try Rockland Trust and have them experience our tremendous service to make them long-term loyal customers of the bank. This year we’ve tested CD specials where new money and active

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

checking accounts are acquired, $50 gas cards, for example, for new checking accounts, direct deposits, short-term premium rate on money market accounts when a premium checking account is opened.

We’ve found in our tests that after 12 months nearly 90% of the new households remain customers, active customers of the bank.

And as I mentioned earlier, commercial bankers, business banking officers and branch staff are actively calling on prospects to move to the bank as well. Even with all these efforts, I would say growing deposit balances will remain a challenge. The second hot topic there’s been a lot of discussion these days about the regionalized real estate bubbles. We have been proactively monitoring the current economic conditions, potential impact in our loan portfolios. We employ, as I trust you have all recognized very prudent underwriting practices in each of our real estate portfolios, including maintenance of comprehensive loan policies that address, among other things, debt service coverage, LTV requirements, commercial real estate portfolio in particular, benefits from seasoned lenders who are lending in a market with which they’re intimately familiar and hold superior market knowledge, a key strength. Residential home equity portfolios have a superb, pristine credit track record as well.

Lastly, I’d like to make a point, a couple points on our balance sheet management. As Denis mentioned, we reduced our securities portfolio by almost 9% in the second quarter of this year and are unlikely to restore the portfolio to its previous level for the remainder of the year.

We’re focused on commercial home equity loan generation and view the residential mortgage business as primarily a secondary market opportunity. While these actions provide a smaller balance sheet, the mix of the earnings assets is more favorable, both from a profitability and interest grade risk perspective. These actions, in addition to our effective liability management, have led to a less liability sensitive balance sheet and improved net interest margin stability.

Denis, that concludes my comments. Back to you.

Denis Sheahan - Independent Bank Corp. - CFO & Treasurer

Thank you, Chris. I’ll now review our earnings guidance for 2005. We expect GAAP diluted earnings per share for 2005 in a range of $2.15 to $2.18, representing GAAP EPS growth of 6 to 7%. On an adjusted basis, diluted earnings per share is expected to be $2.13 to $2.16, representing 11 to 13% adjusted EPS growth. Adjusted EPS calculations exclude the benefit of security gains in 2005 and 2004 and merger and acquisition expenses and gain on sale of branch in 2004.

A smaller securities portfolio, lower loan growth than we originally anticipated as we’ve deemphasized indirect auto and residential portfolio lending, and lower mortgage banking non-interest income than expected contributed to the tightened guidance. I would not expect material growth if any in the securities portfolio, given the current yield curve.

As mentioned previously, loan growth is expected to be primarily in the commercial and home equity lending categories, with overall growth anticipated at 9% for the full year, versus the originally anticipated 11%. Deposit growth and in particular deposit pricing has been challenging so far this year as Chris mentioned.

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

However, I expect deposit growth to reach our targeted 8% for the year. The net interest margin should expand modestly in the second half of the year to the high 3.80%’s. In summary, the second quarter of 2005 represents another solid quarter. The company’s earning asset mix has improved. Deposit momentum is good, and the net interest margin is headed in the right direction.

We look forward to the second half of the year and 2006 with great enthusiasm. This concludes the presentation and I will now open the call for questions.

Operator

Ladies and gentlemen, at this time we’ll be conducting a question-and-answer session. If you would like to ask a question, please press star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star 2 if you would like to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Our first question is coming from David Darst of FTN Financial. Please proceed with your question.

<Q>: Good morning.

<A>: Good morning.

<Q>: You commented you’re improving your asset-sensitive liability-sensitive position. While you’re still liability sensitive, you’re expecting some margin expansion. Is it driven by your ability to hold down your deposit pricing expected in the second half of the year? Or is it more a funding shift?

<A>: I think it’s a combination of our ability to effectively manage the cost of liabilities, exactly, on the deposit side, as well as we are originating more and more, you know, assets that are tied to either prime or LIBOR. And so we do get some relief as the Fed increases rates, it affects those asset categories. And that helps us.

<Q>: Okay. And also you’ve referenced a direct mail campaign, a targeted direct mail campaign, both for home equity and checking. Could you give us some of your success rates and what are you doing different to make that an efficient campaign?

<A>: Sure. I prefer not to sort of quote, sort of statistics in terms of response rates and so on, since that’s fairly proprietary, but let me give you a couple minutes on how I think about this. Our direct mail campaigns are rooted in sort of a test-and-learn approach where it’s testing hypothesis on what different offers may work and mailing that into a broad population. From the responses we develop proprietary response models that we can segment the responders into high responders and low responders. So in subsequent mailings we can, using those models, have a more defined targeting, thus reducing the market expense and increasing the overall effectiveness.

We have had success in our home equity arena and are beginning to see our success in checking as well. This requires not only process skills in doing this in terms of working with list mail houses but also some analytical skills to build the economic and the response models on the home equity side of course it’s also a pretty good understanding of our respective loss by various segments and FICO scores and so on.

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

<Q>: Okay. Is that a process that you’re continuing to refine or do you expect to grow it throughout other parts of your business?

<A>: It is a process that will be in continuous refinement and improvement for as long as we do it. It’s a never-ending sort of process loop. I expect we’ll probably focus primarily for the balance of this year on home equity and checking and not expand into other products this year.

<Q>: Okay. Thank you.

Operator

As a reminder, ladies and gentlemen if you do have a question it’s star 1 on your telephone keypad at this time. Our next question is coming from Ryan Kelley of Friedman Billings Ramsey. Please proceed with your question.

<Q>: Good morning Chris and Denis.

<A>: Good morning.

<Q>: Couple of questions. First, one more follow-up on net interest margin guidance. What sort of movement in interest rates are you modeling in?

<A>: We’re assuming that there will be another couple of moves by the Fed between now and the end of the year so that we get to 4% Fed funds.

<Q>: Okay. So 4% Fed funds by the end of the year?

<A>: Yes.

<Q>: Okay. And then I was wondering if you could give us an update, a little bit more update on the tax planning as far as if you plan on making anymore investments and then kind of unrelated note also just talk a little bit about any update on your auto portfolio, what sort of average life or FICO score it’s at right now.

<A>: Sure. I think at this point, Ryan, we’re confident in our ability to meet our objectives under the new market tax program for 2005. We do plan on making additional investments into the community development entity and you know we’re confident in being able to execute on that program for the rest of the year.

As far as the auto portfolio goes, I can give you FICO — just a second. Here we go. The average indirect auto new FICO score in the second quarter was 713 and is 719 for the full year.

<Q>: Okay. Great. And just back to the tax question. So would around a 31% rate be about right for the rest of the year?

<A>: Yes.

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

<Q>: And then the assets under management, you had some very nice growth during the quarter, about 7%. I was wondering if that was new accounts brought on or just sort of appreciation in the assets under management or sort of what you saw there.

<A>: It would be nice if our investment performance was 7%. So what I’ll say it’s primarily new accounts. And that is a result of something a lot clearer: Adding capability to our core investment product and having the asset allocation capability. And we also have really brought our investment management group and our other business units together in a very sort of teaming way where we’re able to identify more customers and satisfy more of their investment management needs. It’s nice growth. We’re pleased with it and we hope we’ll continue.

<Q>: Great. And one last question, just as far as at this point in time what sort of expansion plans might you have going, any sort of branching, anything of that or is it just working within the branches in the market that you have right now?

<A>: We are actively looking at adjacent markets. And we are well into sort of a set of analyses that is going to lead to a prioritization of the markets we want to move into. At this point I’m not comfortable with sort of identifying the top two or three markets. But as soon as we’re comfortable in sharing that and sharing more definitively what our plans are, we will do so.

<Q>: Could that also include potential merger and acquisitions or acquisitions of other banks?

<A>: Our posture and acquisitions is opportunistic. The roll-up game is over in our region. So we’re not relying on an acquisition strategy to meet our shareholder expectations. We believe our gigantic growth is going well and we can meet our customers’ expectations. However, if there are selected franchises that are within and adjacent to where we are now, that if they were to be available for sale, we’d like to take a good hard look at it, absolutely. Our acquisition of Falmouth Bancorp went really, really well. I mean it was small enough we could get our hands around it nicely, implementation was smooth it was more accretively anticipated. So that’s a success that we’d like to repeat but we’re not counting on it.

<Q>: Okay. Great. Thank you very much.

Operator

Our next question is coming from Al Savastano (ph) from Janney Montgomery Scott. Please proceed with your question.

<Q>: Good morning, guys. Two questions here for you. Can you give us an idea of how much the loans are tied to prime or LIBOR now and how much they were maybe a year ago and where you expect that to go?

<A>: Sure. There almost 40% of the loan portfolio, I don’t have it as of June 30th, Al, but I have it as of March 31st. Almost 40% of the loan portfolio is either variable or adjustable, compared to the point in time I pick is about three years ago, that was 20, in the high 20%. So we’ve done a lot of work on that emphasizing variable commercial real estate home equity lines of credit that are tied to prime. And we’d like to keep it in

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

that region in the 40% region, perhaps even go a little bit higher. But the difficulty is particularly on commercial real estate loans, the majority of our customers are not interested because of their expectations of what rates are going, they’re interested in fixed rate loans. So we do still originate the majority of our commercial real estate as fixed rate, but we can use derivatives and plan on using derivatives to improve the interest rate sensitivity of those loans.

<Q>: Great. And then just on the expense base, is this a good run rate or are there some kind of unusual items in the second quarter?

<A>: I think it’s a reasonably good run rate for the rest of the year. We do expect the fourth quarter to drop somewhat. We’d be around high 19 million, maybe 19.8 million or so in the fourth quarter versus $20 million in the third. So this quarter was certainly a little bit higher than it will be for the third and fourth quarters of the year but there won’t be a material drop in noninterest expense.

<Q>: Okay. Very good. Thank you.

Operator

Our next question is coming from Bryce Rowe of Legg Mason. Please proceed with your question.

<Q>: Good morning, guys. Couple topics. First one is capital and your appetite for repurchasing stock. Denis, what kind of target, tangible capital ratio do we have and what is the repurchase program as it stands now? And then the second topic would be just mortgage banking, you mentioned inclement weather that affected mortgage banking production in the second quarter. Wondering what that pipeline looks like right now.

<A>: Sure. First of all, on the capital we don’t have a repurchase plan at the moment. Nor would I expect us to entertain a stock repurchase program until tangible equity were in excess of 6%. So that’s our current plans. We’d expect to hit that threshold sometime in 2006 and then we would consider either a combination of stock repurchase or perhaps increasing dividend more than we have traditionally, but it remains to be seen in 2006.

One of the wild cards there, of course, we do watch this very carefully, is the depreciation on the securities portfolio, but our securities portfolio is, as you know from my comments earlier, is lower than it has been for some time. It’s only 25% of assets. We’ve had it even over 30% in the not too distant past. So that depreciation we believe is under good control and we look forward to tangible equity being 6% or above hopefully sometime in ‘06. As far as mortgage banking, the weather issue was primarily first quarter. It did go into the April time frame. But it really did dampen our production in the first four months of the year. At this point our pipeline is, I’m looking back, it’s about the highest that it’s been for the entire year. And this is, you know, from a seasonality perspective, right around now should be, the third quarter should be strong for our mortgage business and we hope that will continue for the rest of the year. We haven’t hit our targets in mortgage banking. We’re working hard at it and we hope that we can hit them for the rest of the year.

<Q>: Okay. Thank you.

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INDEPENDENT BANK CORP.	INDB	Q2 Earnings Results Conference Call	July 22, 2005

<A>: Sure.

Operator

As a reminder, ladies and gentlemen, if you do have a question it’s star 1 on your telephone keypad at this time. Our next question is coming from Kelly Hinkle of McConnell Budd & Romano. Please proceed with your question.

<Q>: Hi guys. I was wondering how your asset management generation is going on the Cape.

<A>: You’re talking about investment management assets?

<Q>: Yeah.

<A>: Very well. I mean that is — the Cape is a very attractive demographic. It is growing at a rapid rate. There are a lot of retirees buying in on the Cape as a significant investment. There are a lot of liquid assets that are associated with those folks. So it is — it’s significant, significant increases over prior year’s generation. It’s going very well.

<Q>: Thank you.

<A>: We’ve also opened up, Kelly, we have a dedicated investment management office that we opened last year in Osterville and that’s helping us in that regard as well.

<Q>: Okay. Thanks.

<A>: Thank you.

Operator

We show no further questions in the queue at this time.

Denis Sheahan - Independent Bank Corp. - CFO & Treasurer

Okay. Thank you, everybody, for joining us on the call and we look forward to speaking with you after our next earnings release.

Operator

This concludes today’s teleconference. Thank you for your participation.
10:41.

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